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                                                                     EXHIBIT 5.1

                         [Opinion of Baker Botts L.L.P.
                                One Shell Plaza
                                 910 Louisiana
                              Houston, Texas 77002]

                                                                    May 10, 2001

Transocean Sedco Forex Inc.
(a Cayman Islands Exempted Company)
4 Greenway Plaza
Houston, Texas 77046
United States of America

Gentlemen,

         As set forth in a Registration Statement on Form S-3 (Registration No. 333-58604; the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by Transocean Sedco Forex Inc., a Cayman Islands exempted company (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to (i) the Company's unsecured debt securities (the "Debt Securities"), (ii) the Company's ordinary shares, par value $0.01 per share (the "Ordinary Shares"), (iii) the Company's preference shares, par value $0.10 per share (the "Preference Shares"), and (iv) warrants (the "Warrants") to purchase Debt Securities, Preference Shares, Ordinary Shares or other securities to be issued and sold by the Company from time to time pursuant to the Act for an aggregate initial offering price not to exceed $2,000,000,000 (the "Securities"), certain legal matters in connection with such Debt Securities are being passed upon for you by us.

         The Registration Statement, as amended, has been filed with, and declared effective by, the Securities and Exchange Commission. The Company's prospectus dated April 12, 2001 and prospectus supplement dated May 8, 2001 (collectively, the "Prospectus") have been filed with the Securities and Exchange Commission pursuant to Rule 425(b)(5) under the Securities Act of 1933, as amended. On May 8, 2001, the Company entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the issuance and sale by the Company to Credit Suisse First Boston Corporation of $400,000,000 aggregate principal amount of the Company's 1.5% Convertible Debentures due May 15, 2021 (the "Debentures").

         In our capacity as your counsel in the connection referred to above, we have examined (i) the Articles of Association and Memorandum of Association of the Company (the "Charter Documents"); (ii) the Indenture dated as of April 15, 1997, as supplemented by the First Supplemental Indenture dated as of April 15, 1997, the Second Supplemental Indenture dated as of May 14, 1999 and the Third Supplemental Indenture dated as of May 24, 2000 (the "Senior Indenture"), between the Company or a predecessor thereto and Chase Bank of Texas, National Association (now known as The Chase Manhattan Bank), as trustee (the "Trustee"), pursuant to which the senior Debt Securities may be issued; (iii) the draft Fourth Supplemental Indenture (the "Supplemental Indenture") to be executed by the Company and the Trustee, pursuant to which the Debentures will be issued by the Company; (iv) the Underwriting Agreement; (v) the Prospectus and (vi) the originals, or copies certified or otherwise identified, of corporate records
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BAKER BOTTS L.L.P.
                                        2                           May 10, 2001


of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed. In making our examination, we have assumed the due execution and delivery of the Supplemental Indenture, and we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conformed with the originals of such documents.

         In connection with this opinion, we have assumed that the Debentures will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.


         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Debentures will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of both the Indenture and the Supplemental Indenture and the provisions of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (A) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other law relating to or affecting creditors' rights generally and (B) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This opinion is limited to the laws of the State of New York and the applicable federal laws of the United States.

         We hereby consent to the filing of this opinion of counsel as Exhibit
5.1 to the Current Report on Form 8-K. We also consent to the reference to our Firm under the headings "Legal Opinions" and "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

                                              Very truly yours,

                                              /s/ BAKER BOTTS L.L.P.

JDG/JHM